RESTATED                          Exhibit 3a
                          CERTIFICATE OF INCORPORATION
                                       OF
                        AMPAL-AMERICAN ISRAEL CORPORATION

                Under Section 807 of the Business Corporation Law

                  We, Lawrence Lefkowitz and Isaiah Halivni, being respectively the President and Secretary of Ampal-American Israel Corporation (the "Corporation"), in accordance with Section 807 of the Business Corporation Law, do hereby certify:

                  1. The name of the Corporation is now Ampal-American Israel Corporation. The Corporation was formed under the name Ampal-American Palestine Trading Corporation.

                  2. The certificate of incorporation was filed by the Department of State on February 6, 1942.

                  3. The text of the Corporation's Certificate of Incorporation, as restated and filed in the Office of the Secretary of State of the State of New York on the 29th day of December 1982, and as subsequently amended by Certificates of Amendment filed in the Office of the Secretary of State of the State of New York on March 18, 1983, July 26, 1988 and December 4, 1995 (as so amended, the "Certificate of Incorporation"), is hereby further amended to effect the following changes:

            (i) to eliminate all of the authorized Common Stock, par value $1.00 per share, and all references to the Common Stock,
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and to make certain changes necessitated by and consistent with the elimination of such references;

            (ii) to reduce the number of authorized shares of 4% Cumulative Convertible Preferred Stock from Six Hundred Fifty Thousand (650,000) shares to One Hundred Eighty-Nine Thousand Two Hundred Eighty-Seven (189,287) shares in order to reflect the conversion of Four Hundred Sixty Thousand Seven Hundred Thirteen (460,713) shares of 4% Cumulative Convertible Preferred Stock to Class A Stock and the cancellation of the converted shares of 4% Cumulative Convertible Preferred Stock;

            (iii) to reduce the number of authorized shares of 6-1/2% Cumulative Convertible Preferred Stock from Four Million Two Hundred Eighty-Two Thousand Eight Hundred Fifty (4,282,850) shares to Nine Hundred Eighty-Eight Thousand Fifty-Five (988,055) shares in order to reflect the conversion of Three Million Two Hundred Ninety-Four Thousand Seven Hundred Ninety-Five (3,294,795) shares of 6-1/2% Cumulative Convertible Preferred Stock to Class A Stock and the cancellation of the converted shares of 6-1/2% Cumulative Convertible Preferred Stock;

            (iv) to change the total number of authorized shares of capital stock from Sixty-Seven Million Nine Hundred Thirty-Two Thousand Eight Hundred Fifty (67,932,850) shares divided into three classes to Sixty-One Million One Hundred Seventy-Seven Thousand Three Hundred Forty-Two (61,177,342) shares divided into two classes, to reflect elimination of the Common Stock and the


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

reduction in the number of authorized shares of 4% Cumulative Convertible Preferred Stock and 6-1/2% Cumulative Convertible Preferred Stock; and

         (v) to eliminate the provision in Section A of Article Fourth of the Certificate of Incorporation which gives the holders of Class "A" Stock the right to vote as a class to elect 25% of the number of directors constituting the Board of Directors.

                  4. The text of the Corporation's Certificate of Incorporation as amended and corrected heretofore, is hereby amended as described above, and restated to read in full as follows:

                  "FIRST: The name of the corporation shall be AMPAL-AMERICAN ISRAEL CORPORATION.

                  SECOND:  The purposes for which it is to be formed are:

                  1. To develop trade between the United States and Palestine and its surrounding countries and to assist in the development of the economic resources of Palestine.

                  2. To subscribe for and acquire shares of stock or interests, bonds, notes, debentures, mortgages, deeds or certificates of trust and other evidences of indebtedness of any individuals, firms,


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

                        corporations, association, incorporated or unincorporated, cooperative or otherwise, for any industrial, commercial, banking credit, agriculture or other purposes in or relating to Palestine.

                  3. To afford financial aid to commercial banking, credit, industrial, and agricultural enterprises cooperative and otherwise, in and relating to Palestine, so far as may be permitted by the laws of the State of New York.

                  4. To manufacture, purchase, or otherwise acquire, hold, own, manage, sell, pledge, transfer, export, import, trade and deal in, goods, wares and merchandise of every character and description, whether as principal or agent.

                  5. To purchase or otherwise acquire real and personal property of every kind and description, and wheresoever situated, including the stocks, bonds, or other evidences of indebtedness of any corporation, domestic or foreign, and to issue in payment or exchange therefor its stock, debentures, notes, bonds or other obligations.

                  6. As a reasonable incident to the transaction of other corporate business, and so far as consistent


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

                        with the laws of the State of New York, or where necessary to prevent corporate funds from being unproductive to lend money to individuals, firms, corporations or association in or relating to Palestine.

                  7. To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, operate, introduce, sell, assign, or otherwise dispose of, any and all copyrights, trademarks and patents and any and all inventions, improvements, apparatus, appliances and processes used in connection with or secured under letters patent of the United States of America, or elsewhere or otherwise, and to use, exercise, develop and grant licenses in respect of, or otherwise turn to account any such copyrights, trademarks, patents, inventions, improvements, apparatus, appliances, processes and the patents, inventions, improvements, apparatus, appliances, processes and the like so acquired.

                  8. To make and enter into contracts of all kinds with and to act as agent, factor or representative for any individual, firm, association, private, public, quasi-public or municipal corporation, state, government or governmental authority.


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

                  9. To make and enter into any agreement not repugnant to the laws of the State of New York with any foreign governmental or municipal authority which may be deemed for the benefit of the Corporation; to obtain from any such authority or otherwise acquire by purchase, lease, assignment, or in any lawful manner, any powers, rights, privileges, mandates, franchises, and concessions not repugnant to such laws which the Corporation may deem desirable; and to exercise and exploit the same, and to undertake and prosecute any business dependent thereon.

                  10. To exercise in respect of all bonds, mortgages, debentures, notes, shares of capital stock, securities, obligations, contracts, evidences, of indebtedness and other property, any and all the rights, powers and privileges of individual owners thereof.

                  11. To purchase, hold, sell, transfer and reissue the shares of its own stock provided that shares of its own stock belonging to it shall not be voted upon directly or indirectly; also to purchase, sell, transfer, pledge and reissue bonds, certificates of interest or debentures which it may have issued.


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

                  12. So far as may be permitted by the laws of the State of New York, to sell and dispose of any securities and any other property, real or personal, and to rediscount or assign any negotiable paper, owned or acquired by the Corporation in the course of its business operations, and to borrow money for its corporate purposes, and in that connection to mortgage, pledge and hypothecate any shares of stock, notes, deeds, or certificates of trust, bonds, debentures, or other evidences of indebtedness or any other property owned or held by it.

                  13. To aid by loan, subsidy, guaranty or in any other lawful manner whatsoever, any individual, firm, corporation or association whose bonds, stocks, or securities or other obligations are in any manner, either directly or indirectly held or guaranteed by the Corporation; to do any and all other acts toward the preservation, protection, improvement or enhancement in value of any such stocks, bonds, securities or other obligations, and to do all and any such acts or things designed to accomplish any such purpose, not inconsistent with the laws of the State of New York.

                  14.   To authorize and permit any and all of the


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

                        directors of the Corporation, notwithstanding their official relations to it, to enter into, negotiate, consummate and perform any contract, agreement or transaction of any name or nature between the Corporation and themselves, or any or all of the individuals from time to time constituting the Board of Directors of the Corporation, or any firm or corporation in which any such director may be interested, directly or indirectly, or employed therein or connected therewith, or in which such director or directors may hold any office as director, officer, stockholder, employee, associate or partner, or otherwise, whether or not such individual or individuals, firm or corporation thus contracting with the Corporation shall thereby derive personal or corporate profit or benefit or otherwise; the intent hereof being to relieve each and every person who may be or become a director of the Corporation from any disability that might otherwise exist of contracting with the Corporation for the benefit of himself, or of the copartnership or corporation in which he may be in any wise interested.

                  15. To do any and all things herein set forth, and such other things as are incidental, necessary or


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

                        conducive to the attainment of the above objects or any of them, to the same extent as natural persons might or could do, and in any part of the world, as principals, agents, commission merchants, factors, contractors, trustees or otherwise, alone or in company with others.

                  The objects and powers specified in any clause contained in this second paragraph shall, except where otherwise expressed in said paragraph, be in no wise limited or restricted by reference to or inference from the terms of any other clause of this or other paragraph in this certificate of incorporation, but the objects and powers specified in each of the clauses of this paragraph shall be regarded as independent objects and powers.

                  The foregoing enumeration of powers shall not be held to limit or restrict in any manner the lawful powers of this Corporation. The Corporation shall have the power to conduct its business and promote its objects in all of its branches and to have one or more offices, and to hold, purchase, mortgage and convey real and personal property, both within and without the State of New York, in other states, in the territories and possessions of the United States, in Palestine, and in all other foreign countries without restriction as to the place where or as to the extent to which such business shall be carried on.


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

                  THIRD: The aggregate number of shares which the Corporation is authorized to issue is Sixty-One Million One Hundred Seventy-Seven Thousand Three Hundred Forty-Two (61,177,342) shares divided into two classes as hereinafter set forth.

                  FOURTH: Said Sixty-One Million One Hundred Seventy-Seven Thousand Three Hundred Forty-Two (61,177,342) shares which the Corporation has authority to issue shall be divided into two classes which shall consist of Sixty Million (60,000,000) shares of Class "A" Stock having a par value of One Dollar ($1.00) per share, and One Million One Hundred Seventy-Seven Thousand Three Hundred Forty-Two (1,177,342) shares of Preferred Stock having a par value of Five Dollars ($5.00) per share.

                  So long as the Class "A" Stock is listed on the American Stock Exchange, the Corporation shall not issue after March 17, 1983 any other class of security having voting rights which would (i) have the right to vote, as a class, more than ten times the number of shares of such other class of security then outstanding and entitled to vote or (ii) have voting rights which would otherwise adversely affect the voting rights of the Class "A" Stock; provided, however, that for the purposes hereof the authorization or issuance of additional Class "A" Stock or securities convertible into or exchangeable for Class "A" Stock shall not be deemed to adversely affect the voting rights of the holders of the Class "A" Stock.


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

                  The designations, preferences, privileges and voting powers or restrictions or qualifications of each of the several classes of stock shall be as follows:

A.  Class "A" Stock and 4% Cumulative Convertible Preferred Stock

                  One Hundred Eighty-Nine Thousand Two Hundred Eighty-Seven (189,287) shares of the authorized Preferred Stock shall constitute a series of Preferred Stock designated "4% Cumulative Convertible Preferred Stock."

                  The holders of the said Preferred Stock shall be entitled to receive cumulative dividends at the rate of four (4%) percent per annum payable out of surplus or net earnings of the Corporation before any dividends are paid in such year upon Class "A" Stock. The said dividends on the said Preferred Stock shall be cumulative so that if the Corporation fails to pay such dividends on such Preferred Stock in any calendar year, such deficiency shall be paid in full (without interest) before any dividends shall be paid on Class "A" Stock. If, after payment of all cumulative dividends on the Preferred Stock, there shall remain any surplus, before any further dividends are paid in such year upon the Preferred Stock, the holders of the Class "A" Stock shall be entitled to receive non-cumulative dividends at the rate of 4% per annum. If, after the payment of all cumulative dividends on the Preferred Stock and payment of a non-cumulative dividend of 4% of the outstanding Class "A" Stock, there shall remain any surplus, the same may be declared as dividends by the


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

Board of Directors upon the Preferred Stock and the Class "A" Stock which dividends shall be participated in pari passu by the holders of the Preferred Stock and the Class "A" Stock.

                  In the event that the affairs of the Corporation are liquidated and its assets distributed by dissolution, sale or otherwise, the holders of the Preferred Stock then outstanding shall be paid the par value thereof and all unpaid accrued dividends before any distribution shall be made to the holders of Class "A" Stock. After such payment to the Preferred Stockholders, the holders of the Class "A" Stock shall be paid in an amount equal to the par value thereof; after which the then remaining assets, if any, shall be distributed to the stockholders according to the number of shares held by each and the par value thereof.

                  The holders of the Class "A" Stock shall be entitled to vote one (1) vote for each share of such stock at all meetings of stockholders.

                  Except as otherwise provided by law, the holders of the Preferred Stock shall not have the right to vote at such elections, nor at any annual or special meeting of the Corporation; nor shall they be entitled to vote in a proceeding for mortgaging the property and franchises of the Corporation pursuant to Section Sixteen of the Stock Corporation Law, for guaranteeing the bonds of another corporation pursuant to Section Nineteen of the Stock Corporation Law, for sale of the franchises


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

and property pursuant to Section Twenty of the Stock Corporation Law, for establishing priorities or creating preferences among the several classes of stock pursuant to Section Thirty-Six of the Stock Corporation Law, for consolidation pursuant to Section Eighty-Six of the Stock Corporation Law, for voluntary dissolution pursuant to Section One Hundred and Five of the Stock Corporation Law, nor for change of name pursuant to the General Corporation Law. When, however, the Corporation fails to earn and pay any dividends on the Preferred Stock for a period of three (3) successive years, then and in that event alone, the holders of the Preferred Stock shall have the exclusive right to vote at the election of directors one (1) vote for every share of stock. If at any time thereafter all the cumulative dividends on the Preferred Stock shall be fully paid up to date, the holders of the Class "A" Stock shall again have the exclusive right to vote at meetings of stockholders, except as otherwise provided by law.

                  The Preferred Stock, at the option of the respective holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the certificates for Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of five (5) shares of Class "A" Stock for one (1) share of Preferred Stock (such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other


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

reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class "A" Stock). All shares of said Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class "A" Stock or scrip representing any such fraction of a share upon conversion of the Preferred Stock. If any fraction of a share of Class "A" Stock would, except for the provisions hereof, be issuable on the conversion of any Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class "A" Stock (as hereinafter defined) on the date that the certificate representing the Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion. For the purposes of this Certificate of Incorporation, the "Market Price" per share of Class "A" Stock for a given date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending with such date. The closing price for each day shall be the last reported sale on the principal national securities exchange on which the shares of Class "A" Stock are admitted to trading or listed, or if not admitted to trading or listed on any national securities exchange, the average of the last highest reported bid and lowest reported asked prices as furnished by the


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

National Quotation Bureau Incorporated or such other nationally recognized quotation service selected by the Board of Directors for this purpose, if said Bureau is not at the time furnishing quotations.

                  The Corporation shall at all times have in reserve a sufficient number of shares of Class "A" Stock for issuance in exchange for shares of Preferred Stock upon the terms and conditions hereinbefore set forth.

B.  6-1/2% Cumulative Convertible Preferred Stock

                  Nine Hundred Eighty-Eight Thousand Fifty-Five (988,055) shares of the authorized Preferred Stock shall constitute a series designated "6 1/2% Cumulative Convertible Preferred Stock."

                  The holders of 6 1/2% Cumulative Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of six and one-half (6 1/2%) percent per annum, payable out of surplus or net earnings of the Corporation before any dividends are paid in such year upon the Class "A" Stock. The said dividends on the said 6 1/2% Cumulative Convertible Preferred Stock shall be cumulative so that if the Corporation fails to pay such dividends on such 6 1/2% Cumulative Convertible Preferred Stock in any calendar year, such deficiency shall be paid in full (without interest) before any dividends shall be paid on the Class "A" Stock. After the payment of all current


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

and cumulative dividends payable on the 6 1/2% Cumulative Convertible Preferred Stock in any year, no further dividends shall be paid in such year upon the 6 1/2% Cumulative Convertible Preferred Stock.

                  There shall be no preferences as to the payment of dividends on either the 4% Cumulative Convertible Preferred Stock or 6 1/2% Cumulative Convertible Preferred Stock, which are payable prior to the payment of dividends on the Class "A" Stock, and in the event the surplus or net earnings of the Corporation are less than the aggregate amount of the dividends payable on the 4% Cumulative Convertible Preferred Stock and 6 1/2% Cumulative Convertible Preferred Stock, then any dividends paid shall be applied ratably (according to the respective numbers of shares thereof outstanding multiplied by the par value thereof) to the payment of the dividends payable on the 4% Cumulative Convertible Preferred Stock and the dividends payable on the 6 1/2% Cumulative Convertible Preferred Stock.

                  In the event that the affairs of the Corporation are liquidated and its assets distributed by dissolution, sale or otherwise, the holders of the 6 1/2% Cumulative Convertible Preferred Stock then outstanding shall be paid the par value thereof and all unpaid accrued dividends before any distribution shall be made to the holders of the Class "A" Stock, and in connection with any payments made upon liquidation of the Corporation, there shall be no preferences as to the payment of


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

such amounts on the 4% Cumulative Convertible Preferred Stock or the 6 1/2% Cumulative Convertible Preferred Stock, but in the event the assets of the Corporation to be distributed shall be less than the amounts payable to the 4% Cumulative Convertible Preferred Stock and 6 1/2% Cumulative Convertible Preferred Stock, then any such payments shall be applied ratably (according to the respective numbers of shares outstanding) to the amounts payable on the 4% Cumulative Convertible Preferred Stock and to the amounts payable on the 6 1/2% Cumulative Convertible Preferred Stock.

                  Except as otherwise provided by law, the holders of the 6 1/2% Cumulative Convertible Preferred Stock shall not have the right to vote at any elections, nor at any annual or special meeting of the Corporation; nor shall they be entitled to vote in a proceeding for mortgaging the property and franchises of the Corporation, for guaranteeing the bonds of another corporation, for sale of franchises and property, for establishing priorities or creating preferences among the several classes of stock, for mergers or consolidations of the Corporation, for voluntary dissolution, nor for a change of name of the Corporation pursuant to the Business Corporation Law. When, however, the Corporation fails to earn and pay any dividends on the Preferred Stock for a period of three (3) successive years, then and in that event alone, the holders of the Preferred Stock shall have the exclusive right to vote at the election of directors one (1) vote for every share of stock. If at any time thereafter all the


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

cumulative dividends on the Preferred Stock shall be fully paid up to date, the holders of the Class "A" Stock shall again have the exclusive right to vote at meetings of stockholders, except as otherwise provided by law.

                  The 6 1/2% Cumulative Convertible Preferred Stock, at the option of the respective holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the certificates for 6 1/2% Cumulative Convertible Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of three (3) shares of Class "A" Stock for one (1) share of 6 1/2% Cumulative Convertible Preferred Stock (such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class "A" Stock). All shares of said 6 1/2% Cumulative Convertible Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class "A" Stock or scrip representing any such fraction of a share upon conversion of the 6 1/2% Cumulative Convertible Preferred Stock. If any fraction of a share of Class "A" Stock would, except for the provisions of this subparagraph, be issuable on the conversion of 6 1/2% Cumulative Convertible


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

Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class "A" Stock on the date that the certificate representing the 6 1/2% Cumulative Convertible Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion.

                  The Corporation shall at all times have in reserve a sufficient number of shares of Class "A" Stock for issuance in exchange for shares of the 6 1/2% Cumulative Convertible Preferred Stock upon the terms and conditions hereinbefore set forth.

                  The Board of Directors shall have the authority to issue the preferred stock in series. The Board of Directors is authorized to determine the number of shares in each subsequent series and to fix from time to time before issuance, the designations, preferences, privileges and voting powers of the shares of each subsequent series of the preferred stock and the restrictions or qualifications thereof; provided, that the shares of all series of the same class having voting power shall not have more than one vote each, and when the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on said shares if


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all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

                  FIFTH: The office of the Corporation shall be located in the City of New York, County of New York; and the address of which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation, which may be served upon him is 1177 Avenue of the Americas, New York, New York.

                  SIXTH:   The duration of the Corporation shall be perpetual.

                  SEVENTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for, or carrying options or warrants for, or other rights to purchase, such shares, which may at any time be issued, sold or offered for sale by the Corporation.

                  EIGHTH: The personal liability of the directors of the Corporation is hereby limited to the fullest extent permitted


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

by law, including limitations contained in the provisions of paragraph (b) of
Section 402 of the Business Corporation Law of the State of New York, as the same may be amended or supplemented.

                  NINTH:   [Omitted]

                  TENTH:   [Omitted]

                  ELEVENTH: The Secretary of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding may be served."

                  5. (i) The amendments described in paragraphs 3(i), (iv) and
(v) of this Restated Certificate of Incorporation were authorized by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, at a meeting of the shareholders of the Corporation duly called and held on May 28, 1997, a quorum being present.

                        (ii) The amendments described in paragraphs 3(ii) and
(iii) of this Restated Certificate of Incorporation were authorized pursuant to
Section 515(e) of the Business Corporation Law by the Board of Directors of the Corporation at a duly constituted meeting held on March 27, 1997, a quorum being present.

                  IN WITNESS WHEREOF, we have executed this Restated Certificate of Incorporation and affirm it to be true under the


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

penalties of perjury this 28th day of May, 1997.


                                  /s/Lawrence Lefkowitz
                                  ----------------------------------
                                  Lawrence Lefkowitz, President


                                  /s/Isaiah Halivni
                                  ----------------------------------
                                  Isaiah Halivni, Secretary


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